Exhibit 99.1

Digital Locations CEO Rich Berliner and Leading Space Research Scientist Discussed How Space Dust Can Interfere with Satellite Communications

Dr. Sean Bryan, Associate Research Professor at Arizona State University, suggested ways to obtain clearer transmissions from satellites to smartphones

SANTA BARBARA, CA, August 3, 2023 (GLOBE NEWSWIRE) -- Digital Locations, Inc. (OTCMKTS:DLOC), the developer of a disruptive technology that will deliver high-speed Internet from satellites directly to smartphones all over the world, today announced that in a recent podcast, its CEO, Rich Berliner, spoke with Dr. Sean Bryan, Associate Research Professor at Arizona State University, about how space dust can interfere with satellite communications and ways to obtain clearer transmissions from satellites to smartphones.

During the conversation, Dr. Bryan described the presence of different broadband emissions and how they can be mitigated. He mentioned that his work includes measuring the cosmic microwave background at 90 and 150 GHz frequencies. Dr. Bryan explained that these frequencies are transmitted by the atmosphere very well in comparison to others. “Technically it emits from every frequency, it’s a broadband emission, and therefore we have these routing radiometer detectors,” he said.

Dr. Bryan continued, “One way to do it would be if we have narrow band slices that need to be used by a communication user or perhaps, we make a notch filter on our end to mitigate that. To me the emission might be on the communication side, and we want to make sure that our receivers can coordinate on that frequency plan.” He further added insights about the time constraints and that time is as important as frequency in this scenario.

Dr. Bryan also discussed the challenges of terrestrial wireless and satellite transmission from a LEO (Low Earth Orbit) satellite. He said, “From a terrestrial mobile user, it’s got to be line of sight, that can be hundreds of yards, if you are lucky and if there isn’t a tree.” Mr. Berliner commented this is an area where the Digital Locations research team is working diligently to solve the hard problems that still need to be overcome.

Sean Bryan has been at Arizona State University since 2014 and currently serves as an Associate Research Professor at the School of Earth and Space Exploration where he develops novel systems and algorithms for remote sensing, wireless communications, and astronomy. Dr. Bryan also serves as the Principal Investigator (PI) of the NASA CubeSounder high altitude balloon mission, currently in development to map the 3D distribution of water vapor and air temperature to improve weather forecasting. He is also the survey schedule lead on the NASA SPHEREx IR satellite mission. Dr. Bryan holds a PhD from Case Western Reserve University in physics where he worked on the Spider telescope array which successfully flew in a NASA high-altitude balloon mission over Antarctica. He also holds a BS degree from the University of Minnesota in physics.

This podcast can be viewed at https://www.youtube.com/watch?v=SnO0zEw3iUY

About Digital Locations, Inc.

Digital Locations, Inc., is the developer of a disruptive technology that will deliver high-speed Internet from satellites directly to smartphones all over the world. Today, high-speed Internet (also known as broadband Internet) is only available in densely populated areas around the world. The rest of the world is still waiting. Elon Musk (SpaceX), Jeff Bezos (Blue Origin) and others are launching thousands of Low Earth Orbit (LEO) satellites. Unfortunately, without the use of additional equipment, the technology does not yet exist that will allow these satellites to deliver high-speed Internet directly to smartphones. Solving this problem represents an extraordinary business opportunity. Working with a research team from Florida International University, we are developing a truly disruptive technology that will finally make it possible for the wireless industry to offer high-speed Internet service from satellites directly to smartphones anywhere in the world, indoors and outdoors with no dead zones and no cell towers. Anyone, anywhere, regardless of location, economic status, race or gender will be able to access high-speed Internet service and benefit from remote learning, health care, government services, telework, participation in public affairs and even Netflix, Amazon and much, much more.

To learn more about Digital Locations please visit www.digitallocations.com

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